SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Amendment No. 1

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: October 31, 2003

(Date of earliest event reported)

Commission file number: 1-7293

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	95-2557091
(State or Incorporation)	(I.R.S. Employer Identification No.)
3820 State Street
Santa Barbara, California 93105
(Address of principal executive offices, including zip code)

(805) 563-7000
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Explanatory Note

This Current Report on Form 8-K/A is being filed to amend and supplement the Current Report on Form 8-K originally dated October 31, 2003, as filed with the SEC on November 4, 2003, regarding the matter addressed below, in order to revise certain language contained in the second sentence of the following paragraph.

ITEM 9.     Regulation F-D Disclosure

On October 31, 2003, Blue Cross of California notified Doctors Medical Center of Modesto (“DMC”), an acute care facility operated by a subsidiary of Tenet Healthcare Corporation (“Tenet”), of its intent to terminate its Comprehensive Contracting Hospital Agreement with DMC, effective November 30, 2003.  Tenet subsidiaries operating hospitals in California have been engaged in disputes with Blue Cross over approximately $50 million of accounts receivable that the hospitals claim are due from Blue Cross under similar agreements.

According to Blue Cross, this contract termination is based upon conclusions it reached in a study of the patient records of 23 DMC cardiac patients from January 1, 2000 to January 31, 2003 — a 37 month period.   Blue Cross alleges that its review indicates that 12 of these 23 cases appeared to have been medically unnecessary.  The 23 patients, all Blue Cross members, were treated by 13 different cardiologists who also routinely treat patients at other Modesto area hospitals.  DMC and Tenet have concerns about both the methodology employed by the study and the small sample size, which represents approximately 1.2% of 1,922 cardiac cases treated at DMC during the same time period.

DMC and Tenet are attempting to work with Blue Cross to address these issues and provide assurance to Blue Cross and its members that patient safety is DMC’s top priority.  DMC has a very stringent cardiac review program, which follows strict protocols established by the American College of Cardiology and American Heart Association.

A copy of the Blue Cross termination notice is attached as Exhibit 99.1.  A copy of Tenet’s response is attached as Exhibit 99.2.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

By:	/s/ Stephen D. Farber
Stephen D. Farber
Chief Financial Officer

Date:  November 4, 2003

EXHIBIT INDEX

99.1	Blue Cross termination notice dated October 31, 2003 (Incorporated by reference to Registrant’s Current Report on Form 8-K filed November 4, 2003, SEC file number 001-07293.)

99.2	Tenet letter to Blue Cross dated November 3, 2003. (Incorporated by reference to Registrant’s Current Report on Form 8-K filed November 4, 2003, SEC file number 001-07293.)